Exhibit (k)(1)	Opinion and Consent of Arthur D. Woods, Esq. as to the legality of the securities being registered.

Transamerica Advisors Life Insurance Company

April 25, 2018

RE: Merrill Lynch Life Variable Life Separate Account II
        Merrill Lynch Prime Plan V
        File No. 033-43058/ 811-06227

Dear Sir/Madam:

With reference to Post-Effective Amendment No. 31 to the Registration Statement on Form N-6 (the “Amendment”) by Transamerica Advisors Life Insurance Company and Merrill Lynch Life Variable Life Separate Account II to be filed with the Securities and Exchange Commission covering individual variable life insurance policies, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination and consultation, it is my opinion that:

1)
Transamerica Advisors Life Insurance Company is duly organized and validly existing under the laws of the State of Arkansas and has been duly authorized to issue individual variable life insurance policies by the Department of Insurance of the State of Arkansas.

2)	Merrill Lynch Life Variable Life Separate Account II is a duly authorized and existing separate account established pursuant to Arkansas law.
3)
The individual variable life insurance policies have been duly authorized by Transamerica Advisors Life Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with and when issued as contemplated by the Amendment, will constitute legal, validly issued and binding obligations of Transamerica Advisors Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to the Amendment, and to the reference to my name under the caption “Legal Matters” in the Statement of Additional Information for Merrill Lynch Prime Plan V contained in the Amendment.

Very truly yours,

/s/Arthur D. Woods
Arthur D. Woods, Esq.
 Transamerica Advisors Life Insurance Company